Manufacturing Agreement

(1)	QualiMed Innovative Medizinprodukte GmbH

(2)	Inspire MD Ltd.

Dated September 11th                   2007

Contents

1.	Definitions and interpretation	1
2.	Manufacture and supply of Products	2
3.	Price payment, taxes	3
4.	Delivery Risk and property in the Products	4
5.	Intellectual property rights of the Company	4
6.	Warranty	4
7.	Liability	5
8.	Confidential information	5
9.	Force majeure	5
10.	Term	6
11.	Termination	6
12.	General	6
13.	Governing law and jurisdiction	7
List of agreement Schedules		8

This Agreement is made on the 11th day of September, 2007

Between:

(1)	QualiMed Innovative Medizinprodukte GmbH, Boschstr. 16, 21432 Winsen, Germany ("the Manufacturer"); and

(2)	Inspire MD Ltd., 4 Derech Hashalom St., Tel Aviv, Israel ("the Company").

Background:

The Company and the Manufacturer have agreed that the Manufacturer will manufacture the Product for the Company on the terms and conditions contained in this Agreement.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

"this Agreement"	this Agreement (including any schedule or annexure to it and any document in agreed form);

"the Intellectual Property"	as defined in clause 5;

"the Know-How"	technical information, drawings, designs and other information relating to the Product and its manufacturing;

"Materials"	any materials and components required for the manufacturing of the Product;

"Order"	Purchase Order provided by the Company to the Manufacturer for a consignment of Products; Order shall specify quantity ordered, delivery address and terms, and delivery date;

"the Patent Rights"	shall be All Patent applications filed by the Company to date.

"the Price"	as defined in sub-clause 3.1;

"the Product"	the product to be manufactured by the Manufacturer for the Company, details of which are set out in the Specification in schedule B to this Agreement ;

"the Specification"	the specification of the Product and its components set out in schedule B to this Agreement in accordance with which the Product is to be manufactured; and

"the Term"	shall mean the duration of this Agreement under clause 11;

1.2	In this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement; and

(c)
a reference to clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear.

2.	Manufacture and supply of Products

2.1
During the Term the Manufacturer shall promptly and diligently manufacture such numbers of the Products as the Company shall from time to time require in accordance with the Product Specifications and such Order as the Company shall serve on the Manufacturer. Purchase Orders may only be given in minimum quantities of 20 units per Product Type and size. The Company shall place these Orders in accordance with a monthly rolling, twelve month forecast of which the first two months should be binding and the third month should be binding with a tolerance of + / - 10%. The first month has to be detailed in binding purchases Orders. All purchase orders delivered by the Company shall be acknowledged by Manufacturer in writing.

In accordance with the above, during the first and second months, the Manufacturer shall produce at least a “Minimum Quantity” of Products per each such months. Starting with 500 units per month, which shall be binding on the Company, the Minimum Quantity may be increased, based on binding notifications in advance as follows:

-	3 month in advance for up to 1000 units per month

-	6 month in advance for up to 2000 units per month

-	9 month in advance for up to 4000 units per month

A copy of the production file relevant to the production of the Product shall be provided to the Company at its first demand.

Manufacturer represents and warrants to the Company, that: (i) it does now, and shall at all times during the term it shall maintain at all times the required skill, personnel, equipment and facility required to fulfil its obligations under this Agreement; and (ii) that it is duly licensed to perform its obligations under this Agreement; (iii) to the best of its knowledge, fulfilling its obligations under this Agreement does not infringe on the intellectual property rights of a third party that is not a party to this Agreement;

2.2
The Manufacturer shall in addition to producing the Products to meet an Order manufacture for, and hold in stock, such quantities of components for Products as shall from time to time be agreed in writing between the Company and the Manufacturer.  The Manufacturer shall in addition hold in stock such other items as shall be agreed from time to time in writing between the Company and the Manufacturer. Initial quantities of components to be held in stock by Manufacturer are set forth in Schedule C to this Agreement.

Irrespective of the purchase Orders and forecast the Company is bound to purchase as much products as are required to clear the agreed minimum stock in case of termination of this agreement.

2.3
Upon receipt of Product(s) by the Company, Company shall perform acceptance tests to the Product and shall inform Manufacturer of any defects found and manufacturer shall then proceed with the immediate ratification of such defects pursuant to Section 6.2 below.

3.	Price, payment, taxes

3.1	The price of each complete unit of the Product shall be as defined in Schedule D to this Agreement.

The Price is valid "ex works". Price does not include any delivery expenses, such as freight, transfer, or insurance, which have to be paid by Company separately. The Company has to remove packing at his own expense.

3.2
The Company has to bear taxes and customs as well as to organise all formalities (for example customs declarations). Insurance will only be effected on the Company´s explicit request and only, if Company defrays costs.

3.3
The Price is a net price and does not include German sales tax (Umsatzsteuer, VAT). German sales taxes, if any, shall be borne by the Company. With regard to deliveries within the European Union, Manufacturer will invoice German sales tax except for the case that the Company provides Manufacturer with the required proofs according to German sales tax law (Umsatzsteuerrecht) and that the German tax office confirms these proofs.

3.4
The Price is a net price also with respect to local withholding taxes in Israel. To the extent that the Company has to pay withholding taxes on the purchase price according to his national tax law, Company is obligated to provide Manufacturer with an attestation of the paid withholding taxes.

3.5	Deduction of cash discount must be agreed upon in writing.

3.6
The purchase price becomes due within 30 calendar days upon the date of receipt of defectless Products by the Company unless otherwise agreed. Upon expiry of this period without timely payment, the Company will be in delay with payment. If the Company is in delay with payment, Manufacturer is entitled to claim interest on arrears at the rate of LIBOR + 3% per annum.

3.7
Set-offs may only be declared in writing. The Company may only exercise a right of retention, if his counterclaim results from the same contractual relationship. The Company shall have no right of retention because of partial performances pursuant to § 320 para. 2 BGB.

4.	Delivery Risk and property in the Products

4.1	The delivery shall be on ex works basis.

4.2	The risk of loss to the Products shall pass to the Company upon despatch (ex works) unless otherwise agreed.

4.3	The Products remain the Property of the Manufacturer until full payment of the uncontested amounts by the Company.

5.	Intellectual property rights of the Company

5.1
The Manufacturer acknowledges the Company's right with regard to the Patent Rights, the Know-How, the Trade Name and any other intellectual property rights to the Products (including the Company's copyright in drawings, specifications, names and part numbers) ("the Intellectual Property") and the Manufacturer agrees that it will not either during the term of this Agreement or at any time thereafter (i) do or suffer to be done any act which may in any way infringe the Company's said rights or goodwill relating to the Products or the Company or its business.(ii) Directly or indirectly challenge the vailidity of the intellectual property of the Company;

5.2 The Manufacturer hereby warrants to the Company that to the best of its knowledge it has not and shall not provide the Company, under this Agreement, with any Product and or component that is designated to be part of the end product sold by the Company for which to the best of its knowledge may be infringing on the intellectual property rights of a third party. Should such alleged claim of infringement be brought against Manufacturer during the term of this Agreement, Manufacturer shall: 1) Immediately cease the production of such claimed against Product and or component, including its distribution or any other act that may be considered infringing by such third party; and 2) Immediately notify the Company of such alleged claim of infringement.

6.	Warranty

6.1
Manufacturer warrants that its Products will, under its intended use comply and function in accordance with their specifications and associated documentation in all material respects for a period of twelve (12)  form the date of delivery ("Warranty Period").

6.2
The Company will report any defects to Manufacturer in writing as soon as such information becomes known to the Company. Manufacturer will then examine and analyze the defects and use its best effort to provide a rectification within a reasonable period. Manufacturer shall fix all defects in the Product(s) in accordance with the Company’s request by either: i) exchanging the Product, ii) modifying or repairing the Product or work result, or iii) reperforming the manufacturing of the defective Product to achieve the agreed work result. Manufacturer may employ subcontractors to provide warranty services provided that use of subcontractors shall not relieve Manufacturer of any of its obligations under this Agreement. Should Manufacturer refuse or fail to provide such remedy within 60 days of notice from the Company the Company is entitled at its choice to terminate this Agreement and amend amount due to Manufacturer accordingly, deducting all damages suffered by the Company limited to the value of the defect Product.

6.3
Warranty claims are excluded in cases of insignificant deviations from the agreed quality such as non-reproducible errors and of natural wear and tear. They are also excluded if the Company used the Products or work results for other than the intended use, or in particular if they are modified without the prior written consent of Manufacturer.

7.	Liability

Claims of the Company to lost profits or consequential damages shall be excluded. The Manufacturer shall, at all times that it is supplying the Product commercially, maintain product liability insurance policies with insurers of recognized standing, with policy limits of not less than 5 million Euros per occurrence. The Company shall, at all times that it is selling or having sold the Product for commercial use, maintain product liability insurance policies with insurers of recognized standing, with policy limits of not less than 5 million Euros per occurrence. Each Party shall promptly notify the other Party in writing if such policies are to be revoked, canceled or materially decreased. Upon request, each party will provide the other party with a certificate of insurance from its insurers evidencing such insurance. Any further Liability of the Manufacturer is excluded, unless the Manufacturer (i) acted with wilful intend and/or gross negligence (ii) or wilfully concealed a default.

8.	Confidential information

The Parties agree both during the Term and thereafter that they shall cause their respective employees to sign all documents required to ensure that its employees and agents will not disclose or make any use whatsoever of all (i) Information exchanged between the parties and marked as confidential at time of disclosure; (ii) information pertaining to the Materials or the Products or the sale of them or (iii) the conduct of the Party's business, unless such information is:

(a)	lawfully and properly proved to be known to or in the possession of the Parties at the date of this Agreement; or

(b)	in the public domain at the date of this Agreement or which subsequently comes into the public domain through no fault of the other Party.

9.	Force majeure

9.1
The Manufacturer may totally or partially suspend manufacture of the Products and shall be under no liability whatsoever to the Company for any non-performance under this Agreement due to accidents, Acts of God, riots, civil commotions, fire, governmental action or any other circumstances beyond the control of the Manufacturer. It is however, agreed between the parties that should the Manufacturer fail to produce the Minimum Quantity or any quantity ordered by the Company during the Term for a period of more than 90 days, for whatever reason (the “Supply Short Fall), the Company shall have the right to terminate this Agreement and proceed with manufacturing of the Product using other entities. Company shall provide Manufacturer with a one month's written notice and upon expiry of such notice each party shall be released from all future obligations hereunder but such termination shall not relieve either party of any rights or from any obligations accruing before the occurrence of any such circumstances.

10.	Term

This Agreement shall commence on the execution of this Agreement and (subject to earlier termination as provided in this Agreement) shall continue for a period of 10 years, unless terminated pursuant to section 11 below.

11.	Termination

11.1	Termination for cause:

The Parties may by notice in writing to the other Party immediately terminate this Agreement if:

(a)	the other Party shall at any time be in breach of any of its obligations contained in this Agreement and such breach shall not be remedied within 30 days after notice from the Party of such breach;

(b)
the other Party shall go into liquidation other than for the purpose of reconstruction or amalgamation or be subject to an administration order or if a Receiver Administrator or Administrative Receiver be appointed in respect of the whole or any part of its assets or if the whole or any substantial part of its said assets be assigned for the benefit of its creditors;

(c)	In case of a supply shortfall, whereby Manufacturer has not delivered the Products to the Company for a period of over 60 days.

(d)
In case a any component provided by a party is claimed to be infringing on the intellectual property rights of a third party and such claim is supported by the written opinion of an independent patent attorney, then the non claimed-against party shall have the right to terminate this Agreement with a 30 days prior written notice.

(e)	In case the Development Agreement executed between the Parties on January 15th 2007 terminates, either party shall have the right to terminate this Agreement with a 30 days prior written notice.

12.	General

12.1	Entire agreement

This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.

12.2	Invalidity

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

12.3	No partnership

Nothing in this Agreement shall be deemed to create a partnership between the parties.

12.4	Notices

Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery, telex or facsimile to the address of the party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time.

12.5	Variations

No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.  This applies also to this clause.

12.6	Assignment of rights

The Agreement or any right or obligation contained herein may be assigned to third parties only upon the prior written consent of the other party that shall not be unreasonably withheld. Notwithstanding the above, the Company shall have the right to assign its rights in: 1) case of an IPO, M&A or another form of change of control, provided that the assignee shall take all obligations incurred by the Company under this Agreement, or 2) to an affiliate company, or a company owned by the Company.

12.7	Releases and waivers

(a)
Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

(b)
No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

13.	Governing law and jurisdiction

13.1	This Agreement shall be governed by and construed in accordance with Swiss law excluding its conflict of law provisions and the UN Convention on Contracts for the International sales of Goods.

13.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of Switzerland.

13.3
All disputes arising out the performance of this agreement shall first be discussed and resolved between the parties. If such discussion do not yield positive results, the parties shall use an agreed upon mediator to solve the conflict. Mediation shall take place in the English language and be limited to a 3 hour international phone conference. Costs of mediation shall be equally borne between the parties hereto.

This Agreement has been signed on the date appearing at the head of page 1.

Wingen, 24/09/2007 (place and date) /s/ Manfred Guilder	Tel Aviv, Israel 11-9-07 (place and date) /s/ Asher Holzer and /s/ Shmuel Behar

QualiMed Innovative Medizinprodukte GmbH

Represent by

Name: Manfred Guilder

Title:   Managing Director

List of Agreement Schedules:

Schedule A – Reserved

Schedule B – Product Specifications and Product Description

Schedule C – Initial Quantity for Production Stock

Schedule D – Prices and Delivery addresses and terms
Inspire MD Ltd. Represent by Name: Asher Holzer Title: President Name: Shmuel Behar Title: CFO

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QualiMed Design Brief (DB)

of

MGuard Coronary Stent System (MGC-SIS)
Protective Mesh Covered Stent Implantation System

Project-No./	PTQ 060803-113
Projekt-Nr.

Contractor/	InspireMD
Vertragspartner	3 Menorat Hamaor st'
Tel Aviv 67448
Israel

Coordination/	Manfred Gülcher
Koordinierung

Index of Design Brief/	01
Index des Design Briefs

Release by person in charge (QualiMed)
Freigabe durch Verfasser (QualiMed)	Date Signature

Release by development director (QualiMed)
Freigabe durch Entwicklungsleiter (QualiMed)	Date Signature

Release by QA-Director (QualiMed)
Freigabe durch QM-Leiter (QualiMed)	Date Signature

Release by General Management (QualiMed)
Freigabe durch Geschäftsführung (QualiMed)	Date Signature

Release by development director (Customer)
Freigabe durch Entwicklungsleiter (Kunde)	Date Signature

Release by QA-Director (Customer)
Freigabe durch QM-Leiter (Kunde))	Date Signature

Release by authorized person (Customer)
Freigabe durch bevollmächtigte Person (Kunde)	Date Signature

Reproduction of this document in extracts subject to written approval of QualiMed and after consultation of the editor only.

QFB182	Datel: QFB182 Design Brief	Freigogeben am: 20.04.2007	Ensteller: BRR	Freigabe FB: TNL	Freigabe QM MGR

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0	Table of Contents / Inhaltsverzeichnis

0	Table of Contents / Inhaltsverzeichnis	2
1	Protocol of Changes / Änderungshistorie	2
2	General / Allgemeines	3
2.1	Product	3
2.2	Platform	3
2.3	Supplier (Stent)	3
2.4	Sleeve	3
2.5	Supplier (Sleeve)	3
2.6	Catheter	3
2.7	Supplier (catheter)	3
2.8	Contracts	3
2.9	Certificates	3
3	Specification – Requirements – Tolerances / Spezifikation – Anforderungen – Toleranzen	4
3.1	Bare Stent, small QM222	4
3.2	Technical Data, small – Stent, QM222	5
3.3	Bare Stent, medium QM214	6
3.4	Technical Data, Medium – Stent QM214	7
3.5	Sleeve	8

1	Protocol of Changes / Änderungshistorie

Index	Beschreibung	Date	Editor
00	First Version	07.09.2007	AHT
01	Second version; Chapter 3.2.3 Correction of a literal error (for the stent length 19/24/29/34/39 mm)	21.09.2007	AHT
	Correction of RBP (Chapter 3.7.4)	28.09.2007	AHT

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2	General / Allgemeines

Item	Specification
2.1 Product	Type: MGC-SIS MGuard Coronary Stent System (Stainless Steel)
2.2 Platform	Type: Double S (Stainless Steel Stent) Design: Small: QM222 Medium: QM214
2.3 Supplier (Stent)	QualiMed Innovative Medizinprodukte GmbH Boschstraße 16 D-21423 Winsen (Luhe) Germany Tel.-No.: +49 4171-65780
2.4 Sleeve	stent is wrapped with a polymer sleeve (PET)
2.5 Supplier (Sleeve)	InspireMD Menorat Hamaor st' Tel Aviv 67448 Israel
2.6 Catheter	Type: ORBUS 1a Blue balloon expanding, rapid exchange Catheter
2.7 Supplier (catheter)	BMT Bavaria Medizintechnologie Argelsrieder Feld 8 D-82234 Oberpfaffenhofen Germany Tel.-No.: +49 815340160
2.8 Contracts	Development Agreement, 22.09.2006 Guidelines for Cooperation between QualiMed and InspireMD, 22.09.2006
2.9 Certificates
BMT is ISO9001 and ISO 13485 certified (by LGA/InterCert; valid until 01.04.2009)

InspireMD is ISO 13485 certified (by the Standard Institute of Israel valid until 31.03.2008)

QualiMed:  Double S Stentimplantationssystem is certified by DEKRA-ITS Certification Services (93/42/EWG); valid until 30.03.2008

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3	Specification – Requirements – Tolerances / Spezifikation – Anforderungen – Toleranzen
3.1	Bare Stent, small QM222

Item	Specification
3.1.1 Application area	coronary stent
3.1.2 Description	balloon expandable Stainless Steel Stent
3.1.3 Raw Material	Stainless Steel according to DIN EN ISO 5832 Part 1
3.1.4 Tube dimension (for QM222)	1,60 x 0,14 mm
3.1.5 Manufacturing	laser cut tube und electro-polishing
3.1.6 Architecture	Multicellular
3.1.7 Stent length	12, 15, 19, 24, 29, 34, 39 mm
3.1.8 Opening ranges small	2,0; 2,25; 2,5; 2,75; 3,0 mm
3.1.9 Mechanism	Balloon expandable
3.1.10 Coating	No
3.1.11 Design, small, QM222

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3.2	Technical Data, small – Stent, QM222

Nominal stent length	12 mm	15 mm	19mm	24mm	29mm	34mm	39mm
Technical data	QM 222-12	QM 222-15	QM 222-19	QM 222-24	QM 222-29	QM 222-34	QM 222-39
3.2.1 Technical data approval date	26.07.2007
3.2.2 Strut breadth segment (mm)	0,108	0,108	0,108	0,108	0,108	0,108	0,108
3.2.3 Strut breadth connect (mm)	0,082	0,082	0,092	0,092	0,092	0,092	0,092
3.2.4 Strut thickness (polished) (mm)	0,107	0,107	0,107	0,107	0,107	0,107	0,107
3.2.5 Projected surface area (mm2)	13,81	19,25	21,64	29,03	35,01	41,96	45,90
3.2.6 Total surface area (mm2)	56,86	76,37	89,08	119,48	141,05	167,89	189,98
3.2.7 Volume of material (mm)	1,478	2,059	2,316	3,106	3,747	4,490	4,911
3.2.8 Stent length (non-polished) (mm)	11,47	14,97	18,72	24,22	29,22	34,22	39,22
3.2.9 Percentage of surface* [%]	15,3	16,4	14,7	15,3	15,3	15,6	14,9
*calculated on Balloon diameter 2,5 mm.

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3.3	Bare Stent, medium QM214

Item	Specification
3.3.1 Application area	coronary stent
3.3.2 Description	balloon expandable Stainless Steel Stent
3.3.3 Raw Material	Stainless Steel according to DIN EN ISO 5832 Part 1
3.3.4 Tube dimension (for QM214)	1,80 x 0,15 mm
3.3.5 Manufacturing	laser cut tube und electro-polishing
3.3.6 Architecture	multicellular
3.3.7 Stent length	12, 15, 19, 24, 29, 34, 39 mm
3.3.8 Opening range, medium	3,25; 3,5; 4,0 mm
3.3.9 Mechanism	Balloon expandable
3.3.10 Coating	No
3.3.11 Design, QM214; medium

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3.4	Technical Data, Medium – Stent QM214

Nominal stent length	12 mm	15 mm	19mm	24mm	29mm	34mm	39mm
Technical data	QM 214-12	QM 214-15	QM 214-19	QM 214-24	QM 214-29	QM 214-34	QM 214-39
3.4.1 Technical data approval date	26.07.2007
3.4.2 Strut breadth segment (mm)	0,115	0,115	0,115	0,115	0,115	0,115	0,115
3.4.3 Strut breadth connect (mm)	0,075	0,075	0,075	0,085	0,085	0,085	0,085
3.4.4 Strut thickness (polished) (mm)	0,117	0,117	0,117	0,117	0,117	0,117	0,117
3.4.5 Projected surface area (mm2)	16,01	20,13	25,98	34,14	40,00	47,81	53,24
3.4.6 Total surface area (mm2)	57,30	84,60	109,57	143,51	168,72	201,51	230,97
3.4.7 Volume of material (mm)	1,874	2,355	3,040	3,994	4,680	5,594	6,229
3.4.8 Stent length (non-polished) (mm)	11,47	14,72	18,72	24,22	29,13	34,22	39,24
3.4.9 Percentage of surface* [%]	12,7	12,4	12,6	12,8	12,5	12,7	12,3
*calculated on Balloon diameter 2,5 mm.

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3.5	Sleeve

Item	Specification
3.5.1 Application area	Sleeve placed on the coronary Stent
3.5.2 Description	PET sleeve Elastic
3.5.3 Raw Material	Polyethylenterephthalat (PET) Haemo- and Biocompatible
3.5.4 Manufacturing
Sleeve is attached to the outside surface, according to SOP1*
Knitting SOP-014-07
Presecuring SOP-015-07
Securing SOP-016-07
Cleaning SOP-017-07
Drying and Vacuum control SOP-018-07*
Crimping and vial packaging SOP-019-07
Handling storage and shipping SOP-024-07

3.5.5 Architecture	Machine threaded, Multicellular
3.5.6 Sizes	Small, medium and large, in different lengths 12, 15, 19, 24, 29, 34, 39 mm
3.5.7 Sleeve Small	Article- No.: PSL-0001-V0
3.5.8 Sleeve Medium	Article- No.: PSL-0002-V0
3.5.9 Sleeve Large	Article- No.: PSL-0003-V0
3.5.10 Determination	Meshes on the sleeve ≤ 1 run out One run out is deemed to be uncritical at the expanded sleeved stent
____________________
1 SOP = Standard operation procedure

Schedule D

To the QualiMed – Inspire Manufacturing Agreement:

Prices, Delivery Addresses and Terms

The price for each MGuard Stent Implantation System will be calculated according to a two phase pricing model:

Monthly Orders – the Company will pay the Manufacturer a price per stent in accordance with the number of stents purchased per month, as depicted in the following table.

Stents Purchased per Month				Stent*	Add –ons**	System		Month
				Euro	Euro	Euro		stents	Euro
From	-	Up to	500	40.0	109.5	149.5	X	500	74,750

From	501	Up to	1,000	40.0	99.0	139.0	X	500	69,500

From	1,001	Up to	2,000	40.0	88.5	128.5	X	1,000	128,500

From	2,001	Up to	4,000	40.0	82.5	122.5	X	2,000	245,000

Annual Incentive Plan – the Manufacturer will rebate the Company with respect to the number of stents purchased per year. The rebate will be equal to the difference between the price per stent correlated with the annual number of stents purchased, as depicted in the following table, and the actual payments to the Manufacturer. For the purpose of calculation of the rebate, a “year” shall start on October 1st and end on September 30th. Rebates shall be calculated 30 days following the yearend.

Stents Purchased per Year				Stent*	Add –ons**	System		Year
				Euro	Euro	Euro		stents	Euro
From	-	Up to	6,000	40.0	109.5	149.5	X	6,000	897,700

From	6,001	Up to	12,000	40.0	99.0	139.0	X	12,000	1,668,000

From	12,001	Up to	24,000	40.0	88.5	128.5	X	24,000	3,084,000

From	24,001	Up to	48,000	40.0	82.5	122.5	X	48,000	5,880,,000

*The transfer price of the bare metal stent (BMS, electropolished, cleaned and quality controlled) which will be delivered to Inspire by QualiMed is € 40 / per stent, not depending on the quantity ordered.

**The add-ons include the catheter, crimpimg, sterilization, packaging and labeling of the MGuard Stent Implantation System.

The products will be delivered 30 days after written purchase order, according to section 2.-4. of the Manufacturing Agreement.

Date:24.09.2007 /s/ Manfred Guilder	Date:25.09.2007 /s/ Asher Holzer and /s/ Shmuel Behar
QualiMed Innovative Medizinprodukte GmbH Represent by Name: Manfred Guilder Title: Managing Director	Inspire MD Ltd. Represent by Name: Asher Holzer Title: President Name: Shmuel Behar Title: CFO